Exhibit 10.1

AMENDMENT TO EMPLOYMENT AGREEMENT

This Amendment (this “Amendment”) to the Employment Agreement, dated as of January 1, 2020 (as hereafter amended, the “Employment Agreement”), by and between MOTORSPORT GAMES INC., a Delaware corporation (following a corporate conversion, and formerly a Florida limited liability company known as MOTORSPORT GAMING US LLC) (“Employer”), and DMITRY KOZKO, an individual residing in the State of Florida (“Executive”), is entered into as of October 20, 2022 (the “Effective Date”).

RECITALS

WHEREAS, the Employer and the Executive previously entered into the Employment Agreement; and

WHEREAS, the Employer and the Executive desire to amend the Employment Agreement’s terms to reduce the Executive’s annual base salary as of the commencement of the first payroll period after the Effective Date (the “Commencement Date”).

AGREEMENT

NOW, THEREFORE, in consideration of the mutual covenants set forth in this Amendment, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereby agree as follows:

1.	Amendments to the Employment Agreement.

a.	Section 5.1 of the Employment Agreement shall be deleted in its entirety and is hereby replaced with the following:

“Salary. Effective as of the Commencement Date, as compensation for all services to be rendered by Executive under this Agreement, Employer shall pay to Executive an annual salary of $334,750 (the “Salary”), which shall be paid during the Term on a regular basis in accordance with Employer’s generally applicable payroll procedures and policies, as established from time to time (currently, semi-monthly), and subject to applicable payroll deductions. The Company’s Compensation Committee shall have the authority to reinstate the Salary in effect immediately prior to the Commencement Date (i.e., $515,000) at any time that the Compensation Committee deems it appropriate, in its sole discretion exercised reasonably. After the Compensation Committee takes such action, if any, the Salary will be increased annually by Employer on each following January 1 occurring during the Term, to 103% of the Salary paid to Executive in the prior calendar year. If the Compensation Committee does not take such action, the Executive will nevertheless be considered for annual merit increases in accordance with the Company’s salary administration policies and procedures. In the event that the Company, in its sole discretion, from time to time determines to increase the Executive’s Salary, such increased amount shall, from and after the effective date of the increase, constitute “Salary” for purposes of this Agreement.”

2.	No Good Reason. Executive acknowledges and agrees that the modification to his Salary as described in Section 1 of this Amendment will not constitute a basis for Executive to terminate the Employment Agreement for Good Reason, as defined in Section 6.3(b)(iii) of the Employment Agreement. For the avoidance of doubt, by agreeing to this Amendment, the Executive is waiving his right to assert Good Reason, or any other breach of contract claim or claim of constructive dismissal based on the above salary reduction, or based on any related matter.

3.	Payments Upon Termination. For purposes of Section 6.4 of the Employment Agreement (Payments Upon Termination), the payments, as referred to in such section, that would become payable to the Executive by reason of his termination of employment, if any, shall be calculated as if the Salary had not been reduced pursuant to this Amendment.

4.	Consideration to Executive. In consideration of Executive’s entering into this Amendment, Employer shall pay to Executive a one-time payment of $1,000, which shall be paid on Employer’s first payroll date following the Commencement Date in accordance with Employer’s generally applicable payroll procedures and policies, as established from time to time (currently, semi-monthly), and subject to applicable payroll deductions.

5.	Affirmation. Except as amended by this Amendment, the terms and conditions of the Employment Agreement are hereby confirmed, approved, and ratified, and the Employment Agreement, as amended by this Amendment, shall continue in full force and effect. Any reference to the Employment Agreement shall mean the Employment Agreement as amended by this Amendment. This Amendment is to be read and construed with the Employment Agreement as constituting one and the same agreement.

6.	Defined Terms. All terms not herein defined shall have the meaning ascribed to them in the Employment Agreement.

7.	Prior Agreements. The Employment Agreement, as amended by this Amendment, contains the entire agreement of the parties relating to the subject matter hereto and supersedes all prior agreements and understanding with respect to such subject matter and the parties hereto have made no agreements, representations or warranties relating to the subject matter of this Amendment which are not set forth in the Employment Agreement, as amended by this Amendment.

8.	Governing Law; Venue. This Amendment is made under and shall be governed by and construed in accordance with the laws of the State of Florida, without reference to its conflicts of law principles. Each party irrevocably agrees that any legal action, suit or proceeding against them arising out of or in connection with this Amendment or the transactions contemplated by this Amendment or disputes relating hereto (whether for breach of contract, tortious conduct or otherwise) shall be brought exclusively in the federal or state courts located in Miami-Dade County, Florida and hereby irrevocably accepts and submits to the exclusive jurisdiction and venue of the aforesaid courts in personam, with respect to any such action, suit or proceeding. The prevailing party in any dispute or legal action arising under this Amendment shall be entitled to recover its reasonable expenses, attorneys’ fees and costs from the non-prevailing party.

9.	Waiver of Jury Trial. EACH PARTY HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT TO ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AMENDMENT. EACH PARTY (I) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (II) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AMENDMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

10.	Counterparts. This Amendment may be executed in one or more counterparts, including by electronic means, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.

IN WITNESS WHEREOF, the parties hereto have executed this Amendment as of the date first written above.

MOTORSPORT GAMES INC.

By:	/s/ Dara M. Malavolta	/s/ Dmitry Kozko
Name:	Dara M. Malavolta	Dmitry Kozko
Title:	Director of HR